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CUMBERLAND PHARMACEUTICALS AND GLORIA PHARMACEUTICALS
ANNOUNCE JOINT RESEARCH & DEVELOPMENT INVESTMENT

NASHVILLE, Tenn. (Tuesday, May 6, 2014) - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) and China’s Gloria Pharmaceuticals Co. (SHE: 002437) announced today a joint research & development initiative. Each company has made a $1 million investment in Cumberland Emerging Technologies (“CET”), which is majority owned by Cumberland and partners with academic research centers to develop promising biopharmaceutical technologies. The new funds will be used to accelerate development of CET’s pipeline of new product candidates emerging from Vanderbilt University and other regional research centers.

CET was established among Cumberland Pharmaceuticals, Vanderbilt University and the state of Tennessee to support the development of biopharmaceutical product candidates. Gloria will have the first opportunity to negotiate a license to CET products for China, and Cumberland will retain access to CET’s product rights for the rest of the world.

“We believe CET represents a unique partnership among academia, government and industry,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We welcome Gloria as our international partner, shareholder and fourth constituent. Together these four partners can help develop and commercialize bio-pharmaceutical research and deliver new products to improve patient care.”

Gloria Pharmaceuticals is a leading provider of pharmaceutical products to China’s hospitals. Cumberland and Gloria had previously entered into an exclusive licensing agreement to bring Cumberland’s Caldolor® and Acetadote® products to hospitals and patients in China.

“We are delighted to expand our relationship with Cumberland in this Research and Development venture with the goal of developing innovative new medicines for the benefit of patients worldwide,” said Zhu JiMan, Chairman of Gloria Pharmaceuticals.

About Cumberland Emerging Technologies Inc.

Cumberland Emerging Technologies Inc. (“CET”) is a joint initiative between Vanderbilt University, Cumberland Pharmaceuticals Inc., and the state of Tennessee’s Launch TN (formerly the Tennessee Technology Development Corporation). The mission of CET is to advance biomedical technologies and products conceived at academic research centers towards the commercial marketplace. CET manages the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing, and market issues that are critical to successful new biomedical products.

CET has sponsored Middle Tennessee’s first life sciences incubator located in downtown Nashville adjacent to the Union Station Hotel and the Frist Visual Arts Center. This Life Sciences Center provides laboratory space, equipment and other support to a growing number of tenants who specialize in medical products and research advancements. For more information, visit www.CET-Fund.com.

About Cumberland Pharmaceuticals Inc.

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology. Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information on Cumberland, please visit the Company’s website www.cumberlandpharma.com.

About Gloria Pharmaceuticals Co. Ltd.

Gloria Pharmaceuticals focuses on the research, development, and commercialization of injectable drugs in a variety of categories including antibiotics, medical nutrition, orthopedics, rheumatology, oncology, gastroenterology and cardiovascular medicine. Established in 2000, the Company is based in Beijing, China, and primarily sells its products throughout China’s hospital market. For more information, please visit www.gloria.cc.

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:
Elizabeth Davis
Cumberland Pharmaceuticals
615-255-0068
investors@cumberlandpharma.com

Media Contact:
Rebecca Kirkham
Lovell Communications
615-297-7766
rebecca@lovell.com